EXHIBIT 99.1

For Immediate Release

HOLLIS-EDEN PHARMACEUTICALS PROVIDES UPDATE ON CLINICAL

DEVELOPMENT PROGRAMS; ANNOUNCES THIRD QUARTER 2008

FINANCIAL RESULTS

SAN DIEGO, CA – November 6, 2008 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH), the world leader in the development of a new class of small molecule compounds based on endogenous steroid hormones, today reported on the Company’s progress in its drug development programs for metabolic disorders, inflammatory diseases and cancer, and announced financial results for the third quarter of 2008.

Recent Progress in Drug Development Programs

Hollis-Eden continues to date to advance its clinical trials in four separate indications with its lead drug candidates TRIOLEX™ (HE3286) and APOPTONE™ (HE3235), with opportunities beginning in early 2009 to assess and report on any clinical activity observed. TRIOLEX, an NF-kappaB modulator, is in a Phase II clinical trial for type 2 diabetes and in Phase I/II clinical trials for ulcerative colitis and rheumatoid arthritis. APOPTONE, an androgen-receptor targeted drug candidate for hormone sensitive cancers, is in a Phase I/II clinical trial for prostate cancer. Hollis-Eden believes TRIOLEX is potentially a first-in-class insulin sensitizer and anti-inflammatory without the side effects associated with currently prescribed anti-inflammatories, and that APOPTONE is a potential first-in-class apoptosis drug for cancer.

Metabolic Disorders: Type 2 Diabetes

Hollis-Eden initiated a Phase II clinical trial with TRIOLEX in type 2 diabetes patients during the third quarter of 2008. This Phase II, double-blinded placebo controlled 12-week dosing trial is enrolling up to 90 patients with a hemoglobin A1c (HbA1c) level in excess of 7.5 percent who are on a stable dose of metformin only, the current first-line therapy for type 2 diabetes. The primary endpoints for the trial are safety and a reduction in HbA1c. Hollis-Eden expects enrollment in the trial to be completed by year-end 2008. Interim data from this trial may be released in the first quarter of 2009, with a more complete data set from the trial currently planned to be available during the second quarter of 2009.

With TRIOLEX, Hollis-Eden is taking an anti-inflammatory approach to improving insulin sensitivity in patients with type 2 diabetes. This approach is supported by data the Company released at scientific conferences this year from its ongoing Phase I/II clinical trial with TRIOLEX in obese insulin resistant subjects. The data demonstrate that TRIOLEX is safe and well tolerated to date, and that it improved insulin sensitivity and lowered fasting blood glucose, insulin and triglyceride levels in obese insulin resistant subjects treated orally with the compound for only 28 days when compared to placebo-treated subjects. These effects were accompanied by decreases in circulating and cellular inflammatory mediators, including MCP-1 and IL-6, as well as a reduction in serum levels of C-reactive protein (CRP), a key inflammatory marker for cardiovascular disease. Leading academic researchers have linked chronic obesity induced inflammation with type 2 diabetes, and the role of inflammation in promoting insulin resistance in type 2 diabetes is well described in the scientific literature.

Hollis-Eden believes that the mechanism of action for TRIOLEX involves regulation of inflammation and reduced activation of NF-kappaB. NF-kappaB is a transcription factor that controls many of the genes involved in the inflammatory signaling pathway, including TNF-alpha, IL-1beta and IL-6. TRIOLEX also appears to act independently of the PPAR-gamma nuclear receptor and thereby may avoid the side effects associated with the current glitazone class of insulin sensitizing agents, such as Avandia® and Actos®, which work through the PPAR-gamma pathway. Side effects reported to date with the glitazone class of drugs include weight gain, edema and increased cardiovascular events.

Inflammatory Diseases: Ulcerative Colitis and Rheumatoid Arthritis

In its autoimmunity and inflammatory disease programs, Hollis-Eden is currently enrolling patients in a Phase I/II clinical trial with TRIOLEX in ulcerative colitis (UC), with complete enrollment expected in the first quarter of 2009. This Phase I/II oral dose ranging study is evaluating the safety, tolerance, pharmacokinetics and activity of TRIOLEX when administered orally for 28 days in patients with active, mild-to-moderate UC.

As reported by Hollis-Eden at a scientific conference during the third quarter, initial findings from this study indicate TRIOLEX appears to be safe and well tolerated through 28 days of dosing and an additional 28 days of observation at the initial dose level, which is consistent with the favorable safety findings the Company has seen in its previously reported interim Phase I/II study results with the compound in obese, insulin resistant subjects. In a case study report on one patient treated with TRIOLEX at the lowest dose level, a significant improvement was observed in the patient’s Mayo score of ulcerative colitis activity, and in the condition of the mucosal tissue in the patient’s colon. There was also evidence in that patient of decreases in levels of serum and cellular inflammatory cytokines, again consistent with the Company’s findings on the anti-inflammatory activity of TRIOLEX in obese, insulin resistant subjects. Release of additional findings from the on-going Phase I/II clinical study in UC patients is planned for the first half of 2009.

During the third quarter of 2008, Hollis-Eden initiated a Phase I/II clinical trial with TRIOLEX for the treatment of rheumatoid arthritis (RA). The 28-day oral dose ranging study is assessing safety and pharmacokinetics in stable RA patients on methotrexate only, and is expected to be fully enrolled in the first quarter of 2009.

Inflammatory Diseases: Cystic Fibrosis

Hollis-Eden continues discussions with Cystic Fibrosis Foundation Therapeutics (CFFT), the non-profit drug discovery and development arm of the Cystic Fibrosis Foundation, about the design of a possible Phase II study with TRIOLEX in cystic fibrosis. If Hollis-Eden and CFFT agree on the economics, clinical plan and an initial protocol, the Company will submit a separate investigational new drug application (IND) for TRIOLEX with the U.S. Food and Drug Administration (FDA) to gain clearance to initiate a clinical trial in cystic fibrosis. Hollis-Eden believes that successfully developing a compound for cystic fibrosis could lead to opportunities relative to other pulmonary indications, such as COPD and asthma, with TRIOLEX.

Oncology: Prostate Cancer

Hollis-Eden commenced in the third quarter of 2008 a Phase I/II clinical trial with its oral drug candidate APOPTONE in late-stage prostate cancer patients who have failed hormone therapy and at least one round of chemotherapy treatment.

The Phase I/II open-label dose ranging study, being conducted with the Prostate Cancer Clinical Trial Consortium (PCCTC), is evaluating the safety, tolerance, pharmacokinetics and potential activity of APOPTONE when administered twice daily in late-stage prostate cancer patients. Based on safety findings after the initial 28-day cycle, patients will be eligible for additional cycles of treatment. Potential activity of the compound will be measured by effect on well-established markers of progression free survival (PFS), as determined by standard prostate-specific antigen (PSA) tests, CT, MRI, or bone scan, and effect on circulating tumor cells (CTC).

Hollis-Eden believes that APOPTONE may be directly inducing apoptosis, or cell death, in tumor cells. As the Company reported recently at a scientific conference, APOTPONE has been shown in preclinical models of castration-resistant prostate cancer to inhibit the ability of tumors to synthesize the hormones necessary for their survival, as well as significantly down regulate the androgen receptor. Recent reports from the scientific literature indicate that androgen receptor signaling is active in all stages of prostate cancer, including late stage castration-resistant prostate cancer, and that castration-resistant prostate cancer may be driven by the intratumoral production of androgens. APOPTONE has been tested in a number of preclinical cancer models and has been shown to date to be active in controlling the incidence, growth and development of new tumors in these models.

“Hollis-Eden is rapidly approaching multiple key inflection points in our clinical development programs,” stated Richard B. Hollis, Chairman and CEO of Hollis-Eden. “With clinical trials enrolling well in type 2 diabetes, ulcerative colitis, rheumatoid arthritis and prostate cancer, we hope to generate and release meaningful clinical endpoint data over the next three to six months. We believe the findings to date from our extensive preclinical studies as well as our preliminary findings from our initial clinical trials provide a solid foundation for the potential success of our candidates in the clinical setting. We also believe that clinical activity demonstrated in one or more indications will provide validation of the underlying technology platform and enable expansion of its development into additional indications, especially where unproductive inflammation plays a primary pathogenic role. As first-in-class drug candidates that have been shown to date to be safe and well-tolerated, orally available and which we believe would be relatively cost-effective to manufacture, TRIOLEX and APOPTONE may offer significant potential advantages over currently approved therapies and could be poised for success in major medical markets, assuming we achieve FDA marketing approval. With the potential of our technology platform and our clean balance sheet reflecting no debt and only 29 million shares outstanding, we further believe that we are strategically well positioned with multiple opportunities to deliver an exceptional return on investment for our shareholders.”

Third Quarter 2008 Financial Results

For the quarter ended September 30, 2008, Hollis-Eden reported a net loss of $4.9 million (or $0.17 per share), compared to a net loss of $5.7 million (or $0.20 per share) in the third quarter of 2007. For the nine months ended September 30, 2008, the Company reported a net loss of $16.6 million (or $0.57 per share), compared to a net loss of $17.9 million (or $0.62 per share) in the first nine months of 2007.

Included in the net loss for the third quarter and first nine months of 2008 was approximately $0.6 million and $1.8 million, respectively, of stock-based compensation expense related to SFAS No. 123R, compared to approximately $0.9 million and $2.5 million in the comparable periods in 2007.

Research and development expenses were $3.6 million and $12.3 million for the three-month and nine-month periods ended September 30, 2008, respectively, compared to $4.6 million and $13.8 million for the same periods in 2007. Research and development expenses decreased in the third quarter of 2008, compared to the third quarter of 2007, primarily due to a decrease in general research and development projects and stock option compensation expense, offset by an increase in clinical trial expenditures. The discontinuation of the Company’s NEUMUNE™ (HE2100) research and development program also contributed to the decrease in research and development expense for the nine-month period ended September 30, 2008.

General and administrative expenses were $1.5 million and $5.1 million for the three-month and nine-month periods ended September 30, 2008, respectively, compared to $1.7 million and $6.2 million for the same periods in 2007. General and administrative expenses decreased in the three-month period ending September 30, 2008, compared to the same period in 2007, primarily due to a decrease in stock option compensation expense. General and administrative expenses decreased in the nine-month period ending September 30, 2008, compared to the same period in 2007, primarily as a result of reduced costs related to salaries, consulting, audit fees and stock option compensation expense.

Other income and expenses were $0.2 million and $0.9 million for the three-month and nine-month periods ended September 30, 2008, respectively, compared to $0.7 million and $2.1 million for the same periods in 2007. The decrease in interest income was due to lower interest rates and cash balances.

As of September 30, 2008, the Company reported $29.1 million in cash and cash equivalents. Cash used in operations for the third quarter of 2008 totaled $5.0 million, equal to the third quarter of 2007. Year to date in 2008, cash used in operations totaled $14.1 million, compared to $18.7 million in the first nine months of 2007.

More detailed information can be found in the Company’s Form 10-Q, filed today with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on November 6, 2008 at 2:00 p.m. Eastern (11:00 a.m. Pacific) to discuss third quarter 2008 financial results. The conference call can be accessed by dialing 800-901-5248 (domestic) or 617-786-4512 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days, and a replay of the call will be available by phone for 24 hours beginning approximately one hour after the call is completed, and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 85690948.

About Hollis-Eden Pharmaceuticals, Inc.

Hollis-Eden Pharmaceuticals, Inc. is a world leader in the development of a proprietary class of adrenal steroid hormones as novel pharmaceuticals for human health. Through its Hormonal Signaling Technology Platform, Hollis-Eden is developing a new series of small molecule compounds that are metabolites or synthetic analogs of endogenous hormones derived by the adrenal glands from the body’s most abundant circulating adrenal steroid. These steroid hormones, designed to restore the biological activity of cellular signaling pathways disrupted by disease and aging, have been demonstrated in humans to possess several properties with potential therapeutic benefit — they regulate innate and adaptive immunity, reduce nonproductive inflammation and stimulate cell proliferation. The Company’s clinical drug development candidates include TRIOLEX™ (HE3286), a next-generation compound currently in clinical trials for the treatment of type 2 diabetes, ulcerative colitis and rheumatoid arthritis, and APOPTONE™ (HE3235), a next-generation compound in a clinical trial for late-stage prostate cancer. In addition to these clinical development candidates, Hollis-Eden has an active research program that is generating additional new clinical leads that are being further evaluated in preclinical models of a number of different diseases. For more information on Hollis-Eden, visit the Company’s website at www.holliseden.com.

This press release contains forward-looking statements within the meaning of the federal securities laws concerning, among other things, the potential and prospects of the Company’s drug discovery program and its drug candidates and the benefits to be derived therefrom including the potential advantages of APOPTONE and TRIOLEX compared to other treatment approaches, how APOPTONE and TRIOLEX are believed to work and their potential for use, respectively, in the treatment of prostate cancer or other cancers, or diabetes, ulcerative colitis or rheumatoid arthritis. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its plans will be achieved. Any statement included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company’s actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the Company’s business, clinical trials, and drug development and commercialization including, but not limited to: the outcome of final analysis of data from the Company’s phase I/II clinical trial of TRIOLEX once it is completed may vary from the Company’s initial analysis, and the FDA may not agree with the Company’s interpretation of such results; the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for TRIOLEX, APOPTONE or any other investigational drug candidate; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; the market potential for the indications the Company is targeting, and the Company’s ability to compete; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release.

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Contact:

Scott Rieger, Vice President, Corporate Communications

Hollis-Eden Pharmaceuticals, Inc.

(858) 587-9333